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                         STRATEGIC ALLIANCE AGREEMENT

                                 by and among

                   JEFFERSON NATIONAL LIFE INSURANCE COMPANY

                   JEFFERSON NATIONAL SECURITIES CORPORATION

                      JEFFERSON NATIONAL FINANCIAL CORP.

                                      and

                        PHOENIX LIFE INSURANCE COMPANY

                        PHL VARIABLE INSURANCE COMPANY

                      PHOENIX EQUITY PLANNING CORPORATION

                             Dated October 8, 2007

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STRATEGIC ALLIANCE AGREEMENT...............................................  7

WITNESSETH.................................................................  7

Article I Design and Registration of the Phoenix Contract..................  8

   Section 1.1   Phoenix Contract Name.....................................  8

   Section 1.2   Phoenix Contract Logo.....................................  8

   Section 1.3   General Design of Phoenix Contract........................  8

   Section 1.4   Separate Account Establishment............................  9

   Section 1.5   Registration of the Phoenix Contract......................  9

   Section 1.6   Regulatory Filings........................................  9

   Section 1.7   Administration............................................  9

   Section 1.8   Insurance Filings.........................................  9

   Section 1.9   Information to be Provided by Jefferson National.......... 10

   Section 1.10  Participation Agreements.................................. 10

   Section 1.11  Fees and Expenses Relating to the Phoenix Contract........ 10

   Section 1.12  Expenses.................................................. 10

Article II Distribution and Sale of Phoenix Contract....................... 11

   Section 2.1   Principal Underwriter..................................... 11

   Section 2.2   Marketing Plan............................................ 11

   Section 2.3   Review of Jefferson National Marketing Materials.......... 11

   Section 2.4   Broker Support Obligation................................. 12

   Section 2.5   Negotiating Selling Agreements............................ 12

Article III Administrative and Website Services............................ 12

   Section 3.1   Product Web Site Development.............................. 12

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   Section 3.2   Customer Service Representative Application............... 12

   Section 3.3   Recordkeeping Services and Administration................. 13

   Section 3.4   Processing Applications, Account Maintenance Forms and
                 Transactions.............................................. 13

   Section 3.5   Jefferson National and JNSC Compliance Responsibilities... 14

   Section 3.6   Problem Notification and Resolution....................... 14

   Section 3.7   Data Feeds................................................ 14

   Section 3.8   Disaster Recovery Plan.................................... 15

   Section 3.9   AML Compliance............................................ 15

   Section 3.10  Certifications............................................ 15

   Section 3.11  Rule 38a-1................................................ 15

   Section 3.12  Regulation S-P............................................ 16

   Section 3.13  Late Trading.............................................. 16

   Section 3.14  Market Timing............................................. 16

   Section 3.15  Limitation on Administration of PLIC Contracts............ 16

   Section 3.16  Bank Accounts............................................. 16

   Section 3.17  Access.................................................... 17

Article IV Representations, Warranties and Covenants of PLIC, PHLVIC and
  PEPCO.................................................................... 17

   Section 4.1   Conformity with Organizational Documents and Applicable
                 Laws...................................................... 17

   Section 4.2   Right, Power, and Authority............................... 18

   Section 4.3   Appropriate Registration and Qualification................ 18

   Section 4.4   PEPCO's Actions as Principal Underwriter of the Phoenix
                 Contracts................................................. 18

   Section 4.5   No Conflicts.............................................. 19

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   Section 4.6   Continuing Disclosure Obligation.......................... 19

   Section 4.7   Ratings................................................... 19

   Section 4.8   Phoenix Product Restriction............................... 19

Article V Representations, Warranties and Covenants of Jefferson National.. 19

   Section 5.1   Conformity with Organizational Documents and Applicable
                 Laws...................................................... 19

   Section 5.2   Right, Power, and Authority............................... 20

   Section 5.3   Appropriate Registration and Qualification................ 20

   Section 5.4   Tax Qualification......................................... 20

   Section 5.5   Registration and Regulation Under the Federal Securities
                 Laws...................................................... 21

   Section 5.6   Amendments to Phoenix Contract Materials.................. 21

   Section 5.7   Separate Account Compliance Procedures.................... 21

   Section 5.8   Compliance With Applicable Laws and Regulations........... 22

   Section 5.9   No Conflicts.............................................. 22

   Section 5.10  Continuing Disclosure Obligation.......................... 22

   Section 5.11  Jefferson National Restriction............................ 23

Article VI Use of Marks, Co-Branding and Marketing Materials............... 23

   Section 6.1   Use of Phoenix Marks...................................... 23

   Section 6.2   Limitation on Use of PLIC and PHLVIC Names................ 24

   Section 6.3   Clearance of Third Party Intellectual Property Rights..... 24

   Section 6.4   Website Development and Maintenance....................... 24

   Section 6.5   License of Patent Rights and Technology................... 25

   Section 6.6   Post Termination License.................................. 26

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 Article VII Additional Reinsurance Agreement and Recapture Events Under
   the Phoenix Reinsurance Agreement....................................... 26

    Section 7.1    JNL Reinsurance Agreement............................... 26

    Section 7.2    Recapture under the Phoenix Reinsurance Agreement....... 27

 Article VIII Indemnity                                                     28

    Section 8.1    Jefferson National, JNSC and JNFC Indemnity to PLIC and
                   PHLVIC and Affiliates................................... 28

    Section 8.2    PLIC and PHLVIC Indemnity to Jefferson National, JNSC
                   and Affiliates.......................................... 30

    Section 8.3    Limitation of Liability................................. 32

 Article IX Term........................................................... 32

    Section 9.1    Effective Date.......................................... 32

    Section 9.2    Termination............................................. 32

    Section 9.3    Jefferson National Purchase Right....................... 32

    Section 9.4    Phoenix Material Adverse Effect......................... 33

    Section 9.5    Survival of Provisions.................................. 33

 Article X Miscellaneous................................................... 34

    Section 10.1   Confidentiality......................................... 34

    Section 10.2   Relationship of Parties................................. 35

    Section 10.3   Agreement Not Assignable................................ 35

    Section 10.4   Use of Third Party Service Providers.................... 35

    Section 10.5   Waiver and Amendment.................................... 36

    Section 10.6   Governing Law........................................... 36

    Section 10.7   Entire Agreement and Severability....................... 36

    Section 10.8   Notice.................................................. 36

    Section 10.9   Certain Definitions..................................... 37

    Section 10.10  Execution and Counterparts.............................. 37

                                      5

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   Section 10.11  Captions................................................. 37

   Section 10.12  Submission to Jurisdiction............................... 37

   Section 10.13  Force Majeure............................................ 38

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                         STRATEGIC ALLIANCE AGREEMENT

   This STRATEGIC ALLIANCE AGREEMENT (hereinafter, the "Agreement'), is entered into as of this 8th day of October, 2007, by and between Phoenix Life Insurance Company ("PLIC"), PHL Variable Insurance Company ("PHLVIC"), Phoenix Equity Planning Corporation ("PEPCO"), Jefferson National Life Insurance Company ("Jefferson National"), Jefferson National Securities Corporation ("JNSC"), and Jefferson National Financial Corp. ("JNFC", and together with PLIC, PHLVIC, PEPCO, and Jefferson National and JNSC the "Parties," and each individually, a "Party"). For purposes of this Agreement, an "Affiliate" of a person shall mean any person who controls, is controlled by or is under common control with such other person within the meaning of Section 15 of the Securities Act of 1933 (the "1933 Act").

                                  WITNESSETH

   WHEREAS, Jefferson National is a stock life insurance company organized under the laws of the state of Texas that is principally engaged in the life insurance business in 49 states and the District of Columbia;

   WHEREAS, JNSC is an affiliate of Jefferson National that is a broker-dealer registered with the Securities and Exchange Commission (the "SEC") under
Section 15 of the Securities Act of 1934 (the "1934 Act") and a member of the Financial Industry Regulatory Authority ("FINRA");

   WHEREAS, JNFC is the holding company of Jefferson National and JNSC;

   WHEREAS, PLIC is a New York-domiciled stock life insurance company that is licensed to sell life insurance policies and annuity contracts in 50 states and the District of Columbia through its affiliated distribution companies and through brokers;

   WHEREAS, PHLVIC is an affiliate of PLIC that is a Connecticut-domiciled stock life insurance company that sells life insurance policies and annuity contracts in 48 states (not in the States of New York and Maine) and the District of Columbia through its affiliated distribution companies and through brokers;

   WHEREAS, PEPCO is an affiliate of PLIC and PHLVIC that is a broker-dealer registered with the SEC under Section 15 of the 1934 Act and a member of FINRA;

   WHEREAS, Jefferson National currently issues a variable annuity contract known as the "Monument Advisor Variable Annuity Contract" (referred to hereinafter as the "Monument Advisor Contract") funded through a segregated asset account of Jefferson National known as "Jefferson National Life Annuity Account G" ("Separate Account G") created under the insurance laws of Texas and registered with the SEC as a unit investment trust under the Investment Company Act of 1940 (the "1940 Act");

   WHEREAS, PLIC and PHLVIC each desires to develop a variable annuity contract (the "PLIC Contract" and the "PHLVIC Contract," respectively, and collectively, the "Phoenix

                                      7

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Contract") that will be based on the Monument Advisor Contract but will include certain changes and additions, including a Guaranteed Minimum Withdrawal
Benefit ("GMWB") that the Parties will use their commercially reasonable efforts to make available at launch;

   WHEREAS, Jefferson National will provide certain assistance to PLIC and PHLVIC in designing the Phoenix Contract in accordance with the terms and provisions of this Agreement;

   WHEREAS, PEPCO will serve as the principal underwriter for the distribution of the Phoenix Contract;

   WHEREAS, Jefferson National or an Affiliate will administer the Phoenix Contract;

   WHEREAS, PHLVIC and Jefferson National will enter into a modified coinsurance arrangement whereby Jefferson National will coinsure the PHLVIC Contracts and, under certain circumstances, PHLVIC and Jefferson National will enter into a separate modified coinsurance arrangement whereby PHLVIC will coinsure certain Monument Advisor Contracts; and

   WHEREAS, the Parties desire to establish hereunder their mutual agreement as to their respective roles, obligations and rights with respect to the foregoing;

   NOW, THEREFORE, in consideration of the mutual undertakings contained in this Agreement and for other good and valuable consideration, the Parties agree as follows:

                                   Article I
                Design and Registration of the Phoenix Contract

   Section 1.1 Phoenix Contract Name. The Parties intend that the Phoenix Contract shall be marketed in accordance with the terms and provisions of this Agreement bearing a brand name to be developed by PLIC and PHLVIC. The Parties will mutually agree to a brand name for the Phoenix Contract within thirty
(30) days of the date hereof; provided, however, that PLIC and PHLVIC shall have the right, subject to the prior approval of Jefferson National within ten business days, such approval not to be unreasonably withheld, to use a different initial brand name for the Phoenix Contract, or to change the brand name of the Phoenix Contract at any time thereafter. The Parties acknowledge that, as between the Parties, (i) Jefferson National shall retain sole ownership of the name "Monument Advisor," and (ii) PLIC and PHLVIC shall retain sole ownership of the brand name developed for the Phoenix Contract.

   Section 1.2 Phoenix Contract Logo. The Parties agree that PLIC and PHLVIC may create a logo for the Phoenix Contract, subject to the prior approval of Jefferson National within ten business days, such approval not to be unreasonably withheld, to be used in connection with the marketing and distribution of the Phoenix Contract. PLIC and PHLVIC shall retain the sole ownership of the Phoenix Contract logo.

   Section 1.3 General Design of Phoenix Contract

      (a) PLIC and PHLVIC will design the Phoenix Contract based on the Monument Advisor Contract. PLIC and PHLVIC will design the Phoenix Contract to include the standard features of a variable annuity contract, including an accumulation phase,

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   annuitization phase, and a death benefit equal to account value. In addition, the Phoenix Contract will provide a GMWB rider for a separate charge. The Parties will use commercially reasonable efforts to offer the GMWB at launch.

      (b) The Phoenix Contract will initially offer as investment options those portfolios (the "Portfolios") of mutual funds (the "Underlying Funds") that are mutually agreed upon by the Parties. The initial Phoenix Contract design, Portfolios and Underlying Funds will be mutually agreed upon within forty five days of the date of this Agreement.

      (c) Neither PLIC nor PHLVIC will add, remove or modify any Portfolios, or Underlying Funds without the consent of Jefferson National, which consent shall not be unreasonably withheld.

      (d) The Parties currently anticipate that the initial pricing structure of the Phoenix Contract will be the same as that of the Monument Advisor Contract, with the exception of an additional charge for the GMWB; provided, however, that PLIC and PHLVIC shall have the right, subject to prior approval by Jefferson National, such approval not to be unreasonably withheld, to (i) establish a different initial pricing structure for the Phoenix Contract (including differing versions of the Phoenix Contract if PLIC and PHLVIC develop differing versions), or (ii) change the pricing structure of the Phoenix Contract (including differing versions thereof) at any time thereafter, subject to the terms and provisions of the Phoenix Contract and any necessary State approval.

   Section 1.4 Separate Account Establishment. PLIC and PHLVIC shall establish separate segregated asset accounts or "separate accounts" (the "Accounts") pursuant to Applicable Law through which the Phoenix Contract will be funded.

   Section 1.5 Registration of the Phoenix Contract. PLIC and PHLVIC shall each file a registration statement on Form N-4 under the 1933 Act and the 1940 Act to register the Phoenix Contracts in accordance with the requirements of those Acts. PLIC and PHLVIC acknowledge that time is of the essence in this endeavor, and agree to take reasonable steps to file the Form N-4 registration statements by November 1, 2007.

   Section 1.6 Regulatory Filings. PLIC and PHLVIC shall have sole responsibility for preparing, filing, obtaining necessary approvals of, and maintaining and updating all disclosure documents and reports required under applicable Federal and State laws and regulations, except for the filing of marketing materials with FINRA pursuant to Section 2.3.

   Section 1.7 Administration. Jefferson National and/or its Affiliates shall provide the administrative services in connection with the Phoenix Contract specified in Article III of this Agreement.

   Section 1.8 Insurance Filings. As well as registering the Phoenix Contracts with the SEC, PLIC and PHLVIC collectively shall file the Phoenix Contracts with the insurance departments of the fifty States of the United States. PLIC and PHLVIC acknowledge that time is of the essence in this endeavor, and agree to take reasonable steps to file the various policy forms in the states that do not require domiciliary state approval by November 1, 2007.

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   Section 1.9 Information to be Provided by Jefferson National. In order to facilitate PLIC and PHLVIC's duties under this Article I, upon reasonable request, Jefferson National shall provide PLIC and PHLVIC with policy forms, contracts, state and federal filings, marketing and sales materials, and similar forms and documents relating to the Monument Advisor Contract. Jefferson National personnel shall also provide reasonable assistance as necessary to facilitate the design, registration, and filing of the Phoenix Contracts.

   Section 1.10 Participation Agreements. Jefferson National shall use its best efforts to aid PLIC and PHLVIC in negotiating participation agreements with the same Underlying Funds with which Jefferson National has negotiated participation agreements in connection with the Monument Advisor Contract. Upon reasonable request, Jefferson National shall provide PLIC and PHLVIC with the forms of its agreements with such Underlying Funds, and any other information relating to such Underlying Funds, to the extent it can do so under its agreements with such Underlying Funds and under Applicable Law. Notwithstanding the foregoing or any other provision of this Agreement, Jefferson National and JNSC acknowledge and agree that any arrangements into which PLIC or PHLVIC may enter with any Underlying Fund relating to the provision of administrative, distribution or other types of services, including any fees, expenses, or other types of payments that may be associated with such arrangements, may differ in any respect from any arrangements into which Jefferson National or JNSC may have entered, or will enter, with any Underlying Fund.

   Section 1.11 Fees and Expenses Relating to the Phoenix Contract.

      (a) In connection with the services to be provided by Jefferson National under this Agreement for the PLIC Contracts, PLIC shall pay to Jefferson National with respect to such contracts a fee consisting of the following components:

          (i) Upon issuance of a PLIC Contract, a one time licensing fee of $2,800 to license the intellectual property and other rights described in Section 6.5 below; and

          (ii) A one time fee of $16 per issuance of a new PLIC Contract and a quarterly administrative fee of $8 each quarter per PLIC Contract that is in force and administered by Jefferson National.

      (b) In connection with the services to be provided by Jefferson National under this Agreement for the PHLVIC Contracts, PHLVIC will pay to Jefferson National with respect to such contracts an expense allowance pursuant to
   Article III of the Reinsurance Agreement between PHLVIC and Jefferson National effective upon the first issuance of a PHLVIC Contract (the "Phoenix Reinsurance Agreement"), a copy of which is attached hereto as Exhibit A. For the avoidance of doubt, such administrative expense allowance shall not be payable by PHLVIC under this Agreement.

   Section 1.12 Expenses. Regardless of whether any or all of the transactions contemplated by this Agreement are consummated, and except as otherwise expressly provided herein, PLIC, PHLVIC and PEPCO, on the one hand, and Jefferson National, JNFC and JNSC, on the other hand, shall each bear their respective direct and indirect expenses incurred in

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connection with the negotiation and preparation of this Agreement, the
Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby.

                                  Article II
                   Distribution and Sale of Phoenix Contract

   Section 2.1 Principal Underwriter. PEPCO shall act as the principal underwriter for the Phoenix Contracts and, subject to Section 2.5, shall be responsible for executing selling agreements for the distribution of the Phoenix Contracts.

   Section 2.2 Marketing Plan.

      (a) The Parties agree to use their best efforts to develop a mutually agreeable marketing plan (the "Marketing Plan") within sixty days of the date of this Agreement. In furtherance of the development of such Marketing Plan and in no way in limitation thereof, the Parties acknowledge that their expectation as of the date of this Agreement is that Jefferson National and JNSC will have primary responsibility for marketing the Phoenix Contracts and will use commercially reasonable efforts to market the Phoenix Contract through their customary distribution methods (including, without limitation, production of sales literature and marketing and offering materials (including the marketing sections of the Website) (collectively, the "Jefferson National Marketing Materials")) to appropriate parties. The Marketing Plan shall contain a detailed listing of the respective responsibilities of each of the Parties relating to the marketing and distribution of the Phoenix Contract. Each Party shall initiate, fund and manage their respective efforts in accordance with the Marketing Plan. Attached hereto as Schedule 2.2(a) is a list of distribution firms through which Jefferson National and JNSC will market the Phoenix Contracts. PHLVIC, PLIC, Jefferson National and JNSC agree that it will not market the Phoenix Contracts to distribution firms not on such list, as such list may be mutually amended from time to time.

      (b) The Parties agree that the Marketing Plan may be revised from time to time in a mutually agreeable fashion.

   Section 2.3 Review of Jefferson National Marketing Materials. Jefferson National and JNSC agree to produce Jefferson National Marketing Materials and to conduct any appropriate legal and compliance review of all Jefferson
National Marketing Materials in advance of forwarding such materials to PLIC and/or PHLVIC (as the case may be) for final review. PLIC and PHLVIC agree to review any such Jefferson National Marketing Materials expeditiously upon receipt and to provide prompt (but, in any event, within ten business days) notification to Jefferson National and JNSC as to whether they will permit such materials to be used to market the Phoenix Contracts. If PLIC or PHLVIC, as applicable, does not respond within ten business days, such Jefferson National Marketing Materials shall be deemed approved by PLIC or PHLVIC, as applicable. Any Jefferson National Marketing Materials approved by PLIC and PHLVIC in the manner described in this Section 2.3 shall be filed expeditiously by Jefferson National and JNSC with the Advertising Review Department of FINRA and thereafter Jefferson National and JNSC may use such materials to market the Phoenix Contracts as permitted by Applicable Laws. Upon receipt of an invoice from JNSC, PLIC and PHLVIC shall promptly reimburse JNSC for the filing fees incurred by JNSC in connection with such Jefferson National Marketing Materials.

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   Section 2.4 Broker Support Obligation. Jefferson National and JNSC shall have the responsibility for providing support services to the distribution firms included on the distribution list as described in Section 2.2(a) of this Agreement; provided, however, that Jefferson National shall be permitted, after providing written notice to PEPCO, to coordinate with one or more registered representatives of PEPCO who specialize in providing "wholesaling" services, to request such registered representatives to assist Jefferson National and JNSC in their marketing efforts in the areas and with the distribution firms selected by Jefferson National and JNSC with respect to the Phoenix Contracts. In connection with such wholesaling services, Jefferson National (or an Affiliate), shall pay PEPCO a one-time fee equal to 0.06% of each annuity purchase payment made with respect to each Phoenix Contract sold as a result of such marketing efforts of PEPCO's wholesalers (the "Wholesaler Fee"). Such fee shall be paid within thirty days of the end of each calendar quarter for a period of 18 months from the later of January 1, 2008 or the effective date of the registration statements for the Phoenix Contracts under the Applicable Law and after such 18-month period, fees will be renegotiated by the Parties hereto in good faith. PLIC and PHLVIC shall deliver or cause to be delivered to Jefferson National updated electronic files containing information necessary for Jefferson National to provide customer services described in Article III of this Agreement, including, without limitation, representative identification numbers, branch numbers and dealer numbers, or any other information Jefferson National may reasonably request to provide such services.

   Section 2.5 Negotiating Selling Agreements. Jefferson National shall assist PEPCO in negotiating selling agreements for the Phoenix Contracts with the distribution firms included on the distribution list as described in
Section 2.2(a) of this Agreement. In addition, Jefferson National shall provide PEPCO with information regarding Jefferson National's agreements with registered investment advisers, the clients of which have purchased a Monument Advisor Contract. In furtherance of the foregoing, and not by way of limitation, upon reasonable request, Jefferson National shall provide PEPCO with the forms of its agreements with such registered investment advisers, to the extent it is permitted to do so consistent with the terms of such agreements

                                  Article III
                      Administrative and Website Services

   Section 3.1 Product Web Site Development. Jefferson National shall develop and implement, with PLIC and PHLVIC's joint assistance as set forth in
Section 6.4(d), a customer and partner web site for the offering and maintenance of the Phoenix Contract.

   Section 3.2 Customer Service Representative Application. Jefferson National shall develop, host, implement, and maintain a web-based customer service representative application ("CSR Application"), consistent in all material respects to the customer service representative application Jefferson National hosts currently with respect to the Monument Advisor Contracts. Jefferson National shall provide a weekly feed of Phoenix Contract owner account information to PLIC and PHLVIC in accordance with Section 3.7(a).

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   Section 3.3 Recordkeeping Services and Administration.

      (a) Subject to Section 3.15 hereof, PLIC and PHLVIC authorize Jefferson National to provide all recordkeeping and administration services for the Phoenix Contract and the contract owner accounts related thereto, including recordkeeping for all contract owners and for all account transactions received by Jefferson National, as further described in Section 3.4 below (collectively, "Recordkeeping Services"). Jefferson National shall provide the services under this Agreement (a) at a level of accuracy and responsiveness not less favorable than the practices of Jefferson National in administering its own comparable products during the term of this Agreement, (b) in accordance with the terms of the Phoenix Contracts and all Applicable Laws, (c) in accordance with the compliance policies and procedures to be adopted by Jefferson National and PLIC and PHLVIC pursuant to Rule 38a-1 under the 1940 Act, which compliance policies and procedures are contemplated by the Parties to be substantially similar, with any changes to be mutually agreed upon, to the Rule 38a-1 policies and procedures adopted by Jefferson National as of September 28, 2006, and
   (d) as otherwise specified herein or as the parties may agree in writing from time to time. Jefferson National agrees to notify PLIC and PHLVIC if and when it materially amends its Rule 38a-1 policies and procedures. In furtherance of its Recordkeeping Services, Jefferson National shall prepare, if applicable, and distribute to each contract holder, any and all disclosure documents, Contract Owner reports, and other written communications required under Applicable Law. Notwithstanding the foregoing sentence, the Parties acknowledge that PLIC and PHLVIC are responsible for the preparation and amendment of the Phoenix Contract registration statements and policy forms, and the various underlying fund partners are responsible for preparing all disclosure documents relating to the underlying funds. To the extent required by Section 31 of the 1940 Act, and the rules adopted thereunder, Jefferson National agrees that all records prepared or maintained by Jefferson National relating to the services to be provided by Jefferson National under the Agreement are the property of PLIC or PHLVIC, as the case may be, on behalf of the Accounts, and will be preserved, maintained and made available in accordance with such Section 31 and the rules thereunder, and will be surrendered promptly to PLIC or PHLVIC, as applicable, on and in accordance with its request. Furthermore, Jefferson National will prepare the financial statements for the Accounts in the same manner it currently does for its own separate accounts. For purposes of this Agreement, the administrative services to be provided by Jefferson National shall include all administrative services for the GMWB rider to the Phoenix Contracts; provided that PHLVIC and PLIC shall be economically responsible for the GMWB rider.

      (b) Within forty-five (45) days after the date hereof, the Parties shall jointly develop and mutually agree upon detailed administrative services level and standards for the servicing of the Phoenix Contracts hereunder.

   Section 3.4 Processing Applications, Account Maintenance Forms and Transactions. Jefferson National shall process and input all Phoenix Contract applications, account maintenance requests and account-related transactions provided to Jefferson National (such services performed by Jefferson National, the "Processing Services"). Jefferson National shall perform such Processing Services in accordance with its Rule 38a-1 compliance policies and procedures as described in Section 3.11 of this Agreement and shall, if and as required by Applicable Law, verify the identity of any actual or prospective contract holder that has made Phoenix Contract application, account maintenance request or account-related transaction request

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by using the non-public personal information of such actual or prospective contract holder, including but not limited to, such actual or prospective contract holder's address, date of birth, social security number, and other clerical and administrative information (such Jefferson National verification processes for actual or prospective contract holders, the "Identity Checks"). PLIC and PHLVIC expressly disclaim any responsibility on the part of themselves or any of their Affiliates to perform the Identity Checks. The Parties acknowledge that PLIC and PHLVIC are solely responsible for performing background checks on, and appointing in applicable states, any and all agents that are permitted to solicit applications for and sell the Phoenix Contract. PLIC and PHLVIC, as applicable, shall provide sufficient information to Jefferson National to establish such agents in Jefferson National's administrative system.

   Section 3.5 Jefferson National and JNSC Compliance Responsibilities. Subject to Section 3.15 hereof, except for the appointment of agents by PLIC and PHLVIC described in Section 3.4, Jefferson National shall be solely responsible for compliance with, including reporting, recordkeeping, disclosure and other obligations required by, all Applicable Laws governing the opening, approving and monitoring of the accounts and account-related activity of contract holders in the Phoenix Contract (collectively, "Compliance Obligations"). Jefferson National acknowledges and agrees that its Compliance Obligations include, in part, and as applicable, the satisfaction of requirements regarding suitability, tax reporting, and other sales-related regulation requirements, including, subject to Section 3.9, anti-money laundering requirements. Notwithstanding the foregoing, PLIC and PHLVIC shall, at the request of Jefferson National, provide Jefferson National with reasonable assistance necessary to meet its Compliance Obligations set forth in this Section 3.5 and the Parties agree that with respect to the PLIC Contracts, PLIC is ultimately responsible for the resolution of any inquiries, complaints, suits, actions and claims in connection with the PLIC Contracts.

   Section 3.6 Problem Notification and Resolution. Jefferson National hereby agrees: (i) to provide notifications to PLIC and PHLVIC of any problems within Jefferson National's reasonable knowledge associated with the Recordkeeping Services or Processing Services hereunder (collectively, "Jefferson Problem Notifications"), (ii) to receive notifications from PLIC and PHLVIC of any problems within PLIC and PHLVIC's reasonable knowledge associated with the Recordkeeping Services or Processing Services provided hereunder (such notices from PLIC or PHLVIC, collectively, "Phoenix Problem Notifications"); (iii) to work with PLIC and PHLVIC in good faith to resolve any such problems with the Recordkeeping Services and Processing Services; and (iv) to enter into the CSR Application the resolution of all such problems to the extent the CSR Application has such functionality (such entries by Jefferson National into the CSR application, collectively, "CSR Entries"). Jefferson National shall provide Jefferson Problem Notifications, respond to Phoenix Problem Notifications and input CSR Entries in accordance with its Rule 38a-1 Policies and Procedures as defined in Section 3.11.

   Section 3.7 Data Feeds. Jefferson National, in its capacity as a technology provider to PLIC and PHLVIC with respect to the Phoenix Contracts, shall make certain information and systems (such as databases) available to PLIC and PHLVIC as described below. Jefferson National's provision of systems and information as described herein is provided to enable PLIC and PHLVIC to access certain Jefferson National information and systems.

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      (a) Jefferson National shall, on a weekly basis, transmit by electronic means to PLIC and PHLVIC recordkeeping information with respect to accounts of contract holders, which information shall include, but not be limited to, name, address, account number, the date on which the account(s) was established, and the asset contribution made for each such account.

      (b) Jefferson National shall provide to PLIC and PHLVIC and process from PLIC and PHLVIC any data feeds that may be deemed necessary to ensure that the Phoenix Contract remains in compliance with Applicable Laws.

      (c) In addition to the data feed listed on Schedule 3.7(c) hereto, Jefferson National shall provide PLIC and PHLVIC with any additional data PLIC and PHLVIC may reasonably request to comply with Applicable Law or as otherwise mutually agreed to by the Parties hereto.

      (d) PLIC and PHLVIC shall, on a daily basis, provide a data feed of information needed by Jefferson National for Jefferson National to establish agents appointed by PLIC and PHLVIC in its administrative system.

   Section 3.8 Disaster Recovery Plan. Within ninety (90) days after execution of this Agreement, Jefferson National shall develop and provide to PLIC and PHLVIC a commercially reasonable written disaster recovery plan for maintaining its service obligations hereunder (the "Contingency Plan"). Jefferson National shall use commercially reasonable efforts to: (i) test the operability of the Contingency Plan at least once every 24 months and revise the Contingency Plan to assure its continued operability; (ii) perform a table top test of the Contingency Plan at least once every 12 months; (iii) update the Contingency Plan to assure compliance with any changes in Applicable Laws; and
(iii) activate the Contingency Plan upon the occurrence of a disaster or significant outage (as further defined in such Contingency Plan).

   Section 3.9 AML Compliance. Jefferson National, JNFC and JNSC represent and warrant that they have designed and implemented an anti-money laundering program that complies with Applicable Law ("Jefferson AML Program"), and agree that they will cooperate with PLIC and PHLVIC to implement mutually agreed changes consistent with PLIC's and PHLVIC's anti-money laundering program.

   Section 3.10 Certifications. Jefferson National agrees to cooperate with PLIC and PHLVIC by providing PLIC and PHLVIC and/or their respective officers with any mutually agreed upon certifications or attestations in connection with requested preparation of financial statements or certification relating to the Accounts or the Phoenix Contracts; provided that PLIC and PHLVIC acknowledges that Jefferson National is not required to provide any certification or attestations required by or similar in substance to the Sarbanes Oxley Act of 2002 and Jefferson National acknowledges that PLIC and PHLVIC are entitled to the audit of Jefferson National and its Affiliates in connection with the Phoenix Contracts pursuant to section 3.17.

   Section 3.11 Rule 38a-1. Jefferson National shall provide its written policies and procedures pursuant to Rule 38a-1 under the 1940 Act ("Rule 38a-1 Policies and Procedures"), to PLIC's and PHLVIC's chief compliance officer for review and approval as required by Rule 38a-1. Jefferson National further agrees to cooperate with PLIC and PHLVIC in their review and approval of such written policies and procedures, including, without limitation, furnishing such mutually agreed upon certifications and sub-certifications as PLIC or PHLVIC shall reasonably request from time to time. Jefferson National agrees that it shall promptly furnish PLIC and PLVIC with copies of any material amendments to its Rule 38a-1 Policies and Procedures and that it shall promptly notify PLIC or PHLVIC in the event that a "material compliance matter" (as such term is defined pursuant to Rule 38a-1 under the 1940 Act) arises with respect the services it provides under the Agreement.

   Section 3.12 Regulation S-P. Jefferson National shall not, directly or indirectly, disclose or use any nonpublic personal information regarding the consumers or customers of PLIC or PHLVIC (as the terms "consumer" and "customer" are defined in Rule 3(g) and 3(i), respectively, of Regulation S-P of the Securities and Exchange Commission), other than to carry out the functions contemplated by the Agreement, and Jefferson National shall establish appropriate administrative, technical and physical safeguards to protect the security, confidentiality and integrity of any such nonpublic personal information.

   Section 3.13 Late Trading. Any orders for the purchase and redemption of Phoenix Contract accumulation units and the corresponding Underlying Fund shares, whether or not in good order, that are accepted by Jefferson National after 4:00 p.m. Eastern time (or such earlier time as is required by the Underlying Fund) on any Business Day, shall be processed at prices calculated as of the next Business Day. For the purposes hereof, a "Business Day" shall mean any day on which the New York Stock Exchange is open for trading and on which an Underlying Fund calculates its net asset value pursuant to the rules of the SEC as amended from time to time, subject to such terms and conditions as may be set forth in the registration statement for the Underlying Fund as filed with the SEC, as the same shall be amended from time to time.

   Section 3.14 Market Timing. In connection with its administration of the Phoenix Contracts, and in no way in limitation thereof, Jefferson National agrees to implement the same automated market timing prevention system that as of the date of this Agreement it uses in connection with Monument Adviser Contracts. Jefferson National further agrees to notify PLIC and PHLVIC in advance of any intended material changes to such automated market timing prevention system and to not implement any such proposed material change without PLIC's or PHLVIC's consent, such consent not to be unreasonably withheld.

   Section 3.15 Limitation on Administration of PLIC Contracts. Notwithstanding anything contained herein to the contrary, PLIC acknowledges that Jefferson National is only permitted to perform ministerial functions on its behalf in administering the PLIC Contracts, and at no point shall Jefferson National exercise discretion in administering the PLIC Contracts. In the event discretion is required, Jefferson National shall request direction from PLIC, and PLIC shall provide such direction promptly. In these instances, PLIC agrees to use its commercially reasonable efforts to respond quickly enough for Jefferson National to administer the PLIC Contracts in accordance with its Rule 38a-1 Policies and Procedures. PLIC shall provide Jefferson National with its policies and procedures for administering New York business within thirty days of the date of this Agreement.

   Section 3.16 Bank Accounts. PLIC and PHLVIC shall open and maintain one or more bank accounts, the number and use of such bank accounts to be consistent with Applicable Law,

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

(each, a "Bank Account") in the name of PLIC and PHLVIC for use in the operation of the administrative services for the Phoenix Contracts. PLIC and PHLVIC shall give Jefferson National non-exclusive authority over the Bank Accounts in providing the administrative services. PLIC and PHLVIC agree that without Jefferson National's prior written consent they shall not make any changes to the authorized Jefferson National signatories on the Bank Accounts. Upon the Conversion Date (as defined in Section 7.2(e)), Jefferson National's authority over the Bank Accounts shall cease and shall promptly return to PLIC and PHLVIC all unused check stock and other documents held by it in connection with this Agreement.

   Section 3.17 Access. PLIC and PHLVIC may from time to time reasonably request, and Jefferson National shall provide, at reasonable times during normal business hours, reasonable access for PLIC and PHLVIC or its designee(s) (including PLIC and PHLVIC's auditors) to examine any books and records relating to the Phoenix Contracts and/or the administrative services provided by Jefferson National hereunder and to speak with employees and agents of Jefferson National and its Affiliates or any subcontractor who are familiar with the administrative services, for any reasonable business purpose relating to (i) the preparation or audit of financial statements, (ii) the presentation of filings and submissions to regulatory authorities and other Governmental Authorities, (iii) responding to regulatory inquiries or other regulatory purposes, (iv) the preparation of tax returns or in connection with any audit, amended return, claim for refund or any proceeding with respect thereto,
(v) the investigation, arbitration, litigation and final disposition of any claims that may have been or may be made against PLIC, PHLVIC or an Affiliate in connection with the Phoenix Contracts or that PLIC, PHLVIC or an Affiliate may make with respect to the Phoenix Contracts; provided, that any data or information developed by Jefferson National in support or defense of any indemnification claim under this Agreement or any Ancillary Agreement, including without limitation any document subject to attorney-client privilege or the work product doctrine, will not be required to be made available to PLIC and PHLVIC, and (vi) the audit of the adequacy of the administrative services and Jefferson National's compliance with this Agreement. Such access shall include the right of PLIC and PHLVIC, at its sole expense, to make and retain copies of any such books and records as PLIC and PHLVIC reasonably deem necessary. PLIC and PHLVIC shall give Jefferson National reasonable prior notice of the need for such access and shall comply with any written instructions provided by Jefferson National in connection with the use of or access to any of Jefferson National's information, personnel, facilities, office and storage space. Without limiting the foregoing, each Party shall cooperate with the other in all commercially reasonable respects in order to accomplish the objectives of this Agreement.

                                  Article IV
      Representations, Warranties and Covenants of PLIC, PHLVIC and PEPCO

   Each of PLIC, PHLVIC and PEPCO hereby represents, warrants and covenants, severally and not jointly to Jefferson National and JNSC as follows (it being understood that each of PLIC PHLVIC and PEPCO hereby makes only those representations, warranties and covenants that specifically relate to it or to its portion of the Phoenix Contracts):

   Section 4.1 Conformity with Organizational Documents and Applicable Laws. Each of PLIC, PHLVIC and PEPCO represents and warrants to Jefferson National that (i) it is a corporation duly organized and validly existing and in good standing under the laws of its respective jurisdiction of incorporation; (ii) it is empowered under Applicable Law and by its articles of incorporation and by-laws to enter into and perform the services and obligations contemplated in this Agreement and the Ancillary Agreements; (iii) it has acted and will continue to act in conformity with its organizational documents (including, without limitation, its charters and bylaws, as the same may be amended from time to time) and resolutions and other instructions of its respective Board of Directors or equivalent controlling person(s); and (iv) it has materially complied and will continue to materially comply with all Applicable Laws. PLIC hereby agrees that it will only sell the PLIC Contracts in the States of New York and Maine.

   Section 4.2 Right, Power, and Authority. PLIC, PHLVIC and PEPCO each represents and warrants that it has all requisite corporate power and authority to execute and deliver, and to perform its respective obligations under, this Agreement and under each of the Ancillary Agreements to be executed by it on or after the date hereof. Other than the approvals and permits to be obtained as contemplated by this Agreement, the execution and delivery of this Agreement by each of PLIC, PHLVIC and PEPCO and the consummation by each of PLIC, PHLVIC and PEPCO of the transactions contemplated hereby, and the execution and delivery of the Ancillary Agreements and the other agreements, documents and instruments to be executed and delivered in connection with this Agreement or the Ancillary Agreements by PLIC, PHLVIC and PEPCO and their Affiliates which are parties thereto and the consummation of the transactions contemplated thereby, have been duly authorized by all other necessary corporate action on the part of each such person. This Agreement has been duly executed and delivered by each of PLIC, PHLVIC and PEPCO, and the Ancillary Agreements to be executed by such Party will be duly executed and delivered by such Party, and, subject to the due execution and delivery by the other parties to such agreements, this Agreement and the Ancillary Agreements executed by each of PLIC, PHLVIC and PEPCO will be, upon due execution and delivery, valid and binding obligations of such Party, as the case may be, enforceable against such Party in accordance with their respective terms, subject to: (a) bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other similar laws now or hereafter in effect relating to or affecting the rights of creditors of insurance companies or creditors' rights generally; and (b) general principles of equity (regardless of whether considered in a proceeding at law or in equity).

   Section 4.3 Appropriate Registration and Qualification. PLIC and PHLVIC each represents and warrants that it is an insurance company duly qualified and admitted to sell insurance in each state in which it will offer and sell a Phoenix Contract. PEPCO represents and warrants that it is, and will continue to be, registered as a broker-dealer under the 1934 Act and a member of FINRA. PLIC, PHLVIC, and PEPCO each represents and warrants that it will have, prior to the commencement of the offering and marketing of the Phoenix Contract, and will continue to have, all requisite appointed insurance agents, and registered principals and representatives, each of whom is, and will continue to be, properly registered, licensed and/or qualified under all applicable federal and state laws and regulations (including without limitation the rules of FINRA).

   Section 4.4 PEPCO's Actions as Principal Underwriter of the Phoenix Contracts. Subject to Section 2.5, PEPCO shall act as the principal underwriter for the Phoenix Contracts, and shall be primarily responsible for negotiating selling agreements for the distribution of the

Phoenix Contracts. PEPCO represents and warrants that it will act in this capacity pursuant to this Agreement and in accordance with all Applicable Law.

   Section 4.5 No Conflicts. PLIC, PHLVIC and PEPCO each represents and warrants that the execution and delivery by it of this Agreement and the Ancillary Agreements, the performance of its duties hereunder and thereunder, and the receipt of payments hereunder do not and will not conflict with or result in a violation of or material breach of or constitute a default under any material agreement to which it is a party.

   Section 4.6 Continuing Disclosure Obligation. Each of PLIC, PHLVIC or PEPCO, as the case may be, shall promptly inform Jefferson National and JNSC in the event that any representation and warranty herein becomes inaccurate in any material aspect, or upon having a reasonable basis for believing that a representation and warranty has ceased to be accurate in all material respects

   Section 4.7 Ratings. As of the date hereof, each of PLIC and PHLVIC have a financial strength rating of "A" by A.M. Best Company, Inc. ("AM Best"). To the knowledge of PLIC and PHLVIC, there is no reason to believe as of the date hereof that the claims paying ability, financial strength or other ratings by A.M. Best of PLIC and PHLVIC will be adversely affected by the consummation of the transactions contemplated hereby.

   Section 4.8 Phoenix Product Restriction. During the Initial Term and any Renewal Term of this Agreement, other than with respect to the Phoenix Contract, PLIC, PHLVIC and its Affiliates shall not, directly or indirectly, without Jefferson National's prior written consent, register, market, offer, distribute or sell a conventional deferred variable annuity (i) that is qualified under Section 817(h) of the Internal Revenue Code and registered under the 1940 Act, with a base variable contract fee (i.e, mortality and expense risk charge) that is not an asset-based charge and (ii) that will dilute the benefit to Jefferson National and its Affiliates as anticipated under this Agreement. In addition to all other remedies available, Jefferson National shall be entitled to seek equitable relief, including without limitation, injunction and specific performance, as a remedy for non-performance or breach under this Section.

                                   Article V
        Representations, Warranties and Covenants of Jefferson National

   Each of Jefferson National, JNFC and JNSC hereby represents, warrants and covenants, severally and not jointly to PLIC, PHLVIC and PEPCO as follows (it being understood that each of Jefferson National, JNFC and JNSC hereby makes only those representations, warranties and covenants that specifically relate to it):

   Section 5.1 Conformity with Organizational Documents and Applicable Laws. Each of Jefferson National, JNFC and JNSC represents and warrants to PLIC and PHLVIC that (i) it is a corporation duly organized and validly existing and in good standing under the laws of its respective jurisdiction of incorporation;
(ii) it is empowered under Applicable Law and by its articles of incorporation and by-laws to enter into and perform the services contemplated in this Agreement and the Ancillary Agreements; (iii) it has acted and will continue to act in conformity with its organizational documents (including, without limitation, its charters and bylaws, as the same may be amended from time to time) and resolutions and other instructions of its respective Board of Directors or equivalent controlling person(s); and
(iv) it has materially complied and will continue to materially comply with all Applicable Laws.

   Section 5.2 Right, Power, and Authority. Jefferson National, JNFC and JNSC each represents and warrants that it has all requisite corporate power and authority to execute and deliver, and to perform its respective obligations under, this Agreement and under each of the Ancillary Agreements to be executed by it on or after the date hereof. Other than the approvals and permits to be obtained as contemplated by this Agreement, the execution and delivery of this Agreement by each of Jefferson National, JNFC and JNSC and the consummation by each of Jefferson National, JNFC and JNSC of the transactions contemplated hereby, and the execution and delivery of the Ancillary Agreements and the other agreements, documents and instruments to be executed and delivered in connection with this Agreement or the Ancillary Agreements by Jefferson National, JNFC and JNSC and their Affiliates which are parties thereto and the consummation of the transactions contemplated thereby, have been duly authorized by all other necessary corporate action on the part of each such person. This Agreement has been duly executed and delivered by each of Jefferson National, JNFC and JNSC, and the Ancillary Agreements to be executed by such Party will be duly executed and delivered by such Party, and, subject to the due execution and delivery by the other parties to such agreements, this Agreement and the Ancillary Agreements executed by each of Jefferson National, JNFC and JNSC will be, upon due execution and delivery, valid and binding obligations of such Party, as the case may be, enforceable against such Party in accordance with their respective terms, subject to: (a) bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other similar laws now or hereafter in effect relating to or affecting the rights of creditors of insurance companies or creditors' rights generally; and
(b) general principles of equity (regardless of whether considered in a proceeding at law or in equity).

   Section 5.3 Appropriate Registration and Qualification. Jefferson National represents and warrants that it is an insurance company duly qualified and admitted to sell insurance in each state in which the Phoenix Contracts are offered and sold, other than New York. JNSC represents and warrants that it is, and will continue to be, registered as a broker-dealer under the 1934 Act and a member of FINRA. Jefferson National and JNSC each represents and warrants that it will have, prior to the commencement of the offering and marketing of the Phoenix Contract, and will continue to have, all requisite appointed insurance agents, and registered principals and representatives, each of whom is, and will continue to be, properly registered, licensed and/or qualified under all applicable federal and state laws and regulations (including without limitation the rules of FINRA).

   Section 5.4 Tax Qualification. Jefferson National represents and warrants that the Monument Advisor Contract qualifies as an annuity contract under
Section 72(s) of the Internal Revenue Code. Jefferson National acknowledges that PLIC and PHLVIC are relying on this representation and warranty with respect to the qualification of the Phoenix Contract as an annuity contract under Section 72(s). In the event that Jefferson National becomes aware of any facts or circumstances that have resulted in, or may reasonably be believed to potentially result in, the Monument Advisor Contract no longer qualifying as an annuity contract under Section 72(s), Jefferson National shall immediately notify PLIC and PHLVIC in writing of such facts or circumstances. In the event an appropriate authority commences a proceeding against Jefferson

National seeking to terminate the Monument Advisor Contract's qualification under Section 72(s), such proceeding is not dismissed or vacated within sixty
(60) days, and the reason for such disqualification is a provision substantially identical to a corresponding provision of the Phoenix Contract, PLIC and PHLVIC shall have the right to terminate pursuant to Section 9.2(iv). PLIC and PHLVIC acknowledge that, to the extent the Phoenix Contract is not substantially identical to the Monument Advisor Contract, in this regard, neither PLIC nor PHLVIC is relying on Jefferson National to make the determination that the Phoenix Contract qualifies as an annuity under
Section 72(s) of the Internal Revenue Code. PLIC and PHLVIC further acknowledge that, with respect to the guaranteed minimum withdrawal benefit right included in the Phoenix Contract and any other provision in the Phoenix Contract that is not substantially identical to the Monument Advisor Contract Jefferson National is relying on PLIC and PHLVIC to make the determination that such rider or difference will not disqualify the Phoenix Contract as an annuity under
Section 72(s) of the Internal Revenue Code and will be administered by Jefferson National accordingly.

   Section 5.5 Registration and Regulation Under the Federal Securities Laws. As provided in Section 1.9 of this Agreement, in order to facilitate PLIC's and PHLVIC's duties under this Agreement, Jefferson National will provide PLIC and PHLVIC with policy forms, contracts, state and federal filings, marketing and sales materials, and similar forms and documents relating to the Monument Advisor Contract. Jefferson National personnel shall also provide assistance as necessary to facilitate the design, registration, and filing of the Phoenix Contracts. Jefferson National acknowledges that PLIC and PHLVIC are relying on it to ensure that these documents comply with Applicable Laws to the extent the Phoenix Contract is substantially identical to the Monument Adviser Contract, and with due regard to such reliance, Jefferson National represents and warrants that (i) the Monument Advisor policy forms and contracts that it will provide PLIC and PHLVIC are in substantial compliance with applicable state insurance laws, regulations, insurance department bulletins and other department interpretations; (ii) the state and federal filings for the Monument Advisor Contract that it will provide to PLIC and PHLVIC will provide full and fair disclosure regarding the Monument Advisor Contract and comply in all material respects with Applicable Law. Jefferson National agrees to provide PLIC and PHLVIC with copies of any and all SEC, FINRA or other governmental releases, administrative decisions, no-action letters, examination reports (including so-called "deficiency letters"), correspondence, and any other communications relating to the Monument Advisor Contract.

   Section 5.6 Amendments to Phoenix Contract Materials. Jefferson National agrees to deliver to PLIC and PHLVIC a copy of (i) any amended documents or materials listed in the foregoing Section 5.5 of this Agreement, including, but not limited to, any contract and form amendments, prospectuses and Statements of Additional Information and supplements thereto, which relate to the Monument Advisor Contract's core product design or its qualification as an annuity under
Section 72(s) of the Internal Revenue Code, within five (5) days from the time that such documents or materials are amended and in final form.

   Section 5.7 Separate Account Compliance Procedures. Jefferson National acknowledges and agrees that by providing the administrative services relating to the Phoenix Contract to PLIC and PHLVIC as provided in the Agreement, it will be an "administrator" as that term is defined in Rule 38a-1 under the 1940 Act. Jefferson National further acknowledges that because of this status under Rule 38a-1, PLIC and PHLVIC (acting on behalf of their respective Accounts) are required to review and approve compliance policies and procedures developed and adopted by Jefferson National that are reasonably designed to prevent material violations of the federal securities laws in accordance with the requirements and standards set forth in Rule 38a-1. In furtherance of assisting PLIC and PHLVIC in complying with Rule 38a-1, but in no way in limitation of its duties and obligations under this Section 5.7, Jefferson National agrees to prepare compliance policies and procedures (hereinafter the "Phoenix Compliance Policies and Procedures") that shall govern its provision of administrative services to PLIC and PHLVIC relating to the Phoenix Contracts as provided in this Agreement. Jefferson National represents and warrants that the Phoenix Compliance Policies and Procedures will comply in all material respects with Rule 38a-1, including, without limitation, the requirement that they be reasonably designed to prevent material violations of federal securities laws. PLIC and PHLVIC agree that, to the extent consistent with the provisions of this Section 5.7 and with this Agreement generally, that the Phoenix Compliance Policies and procedures may be developed based on Rule 38a-1 compliance policies and procedures currently used by Jefferson National to administer the Monument Adviser Contracts.

   Section 5.8 Compliance With Applicable Laws and Regulations. The Parties acknowledge that the Phoenix Contract, like the Monument Advisor Contract, will be developed and administered based on an innovative design that will permit the Phoenix Contract to be administered electronically. In recognition of the innovative nature of the Phoenix Contract and the associated administrative system, but in no way in limitation of its responsibilities and obligations with respect thereto, Jefferson National represents and warrants that (i) the issuance, sale and administration of the Phoenix Contracts will comply in all material respects with all Applicable Laws; and (ii) that the automated market timing prevention system it currently uses in connection with its Monument Adviser Contracts and the system it has agreed, pursuant to Section 3.14 of this Agreement, to implement with respect to the Phoenix Contracts, are fully and accurately described in all material respects in the Monument Adviser Contract registration statement and will continue to be so described for the Monument Adviser Contracts as of the date of this Agreement, and that such system is reasonably designed to detect and deter harmful or abusive frequent trading. Each of Jefferson National and JNFC further represents that it has all licenses, permits and approvals necessary to perform its obligations under this Agreement and the Ancillary Agreements and will maintain such licenses, permits and approvals in full force and effect during the term of such agreements.

   Section 5.9 No Conflicts. Jefferson National, JNFC and JNSC each represents and warrants that the execution and delivery by it of this Agreement, the performance of its duties hereunder, and the receipt of payments hereunder do not and will not conflict with or result in a violation of or material breach of or constitute a default under any material agreement to which it is a party.

   Section 5.10 Continuing Disclosure Obligation. Jefferson National, JNFC or JNSC, as the case may be, shall promptly inform PLIC and PHLVIC in the event that any representation and warranty herein becomes inaccurate in any material respect, or upon having a reasonable basis for believing that a representation and warranty has ceased to be accurate in all material respects.

   Section 5.11 Jefferson National Restriction. During the Initial Term and any Renewal Term of this Agreement, Jefferson National and its Affiliates shall not, directly or indirectly, without the prior written consent of PLIC, PHLVIC or its Affiliates, enter into any arrangements or strategic alliance agreements that are similar to the arrangements contemplated under this Agreement and the Ancillary Agreements to register, market, offer, distribute or sell, on behalf of another life insurance company, a conventional deferred variable annuity
(i) that is qualified under Section 817(h) of the Internal Revenue Code and registered under the 1940 Act, with a base variable contract fee (i.e, mortality and expense risk charge) that is not an asset-based charge and
(ii) that will dilute the benefit to PLIC and PHLVIC and their Affiliates as anticipated under this Agreement. In addition to all other remedies available, PLIC and PHLVIC shall be entitled to seek equitable relief, including without limitation, injunction and specific performance, as a remedy for non-performance or breach under this Section.

                                  Article VI
               Use of Marks, Co-Branding and Marketing Materials

   Section 6.1 Use of Phoenix Marks. Without limitation of Sections 1.1 and 1.2, PLIC and PHLVIC hereby grant to Jefferson National a limited, non-transferable, royalty-free license to use the Phoenix Marks (as defined below) for the Initial Term and any Renewal Term, solely for the purpose of carrying out Jefferson National's duties set forth in this Agreement, and solely in accordance with the terms and conditions of this Agreement. Jefferson National shall not alter, modify or change the Phoenix Marks in any way, and shall utilize the Phoenix Marks in accordance with the Style Guide provided by PLIC and PHLVIC. If PLIC and PHLVIC determine in their sole discretion that Jefferson National is using or displaying the Phoenix Marks in a manner that is or may be detrimental to PLIC or PHLVIC's interest, PLIC or PHLVIC, as the case may be, may issue reasonable instructions to Jefferson National concerning the manner, if any, in which Jefferson National may continue to use the Phoenix Marks. Upon receipt of such instructions, Jefferson National shall promptly comply with such instructions. PLIC and PHLVIC shall provide Jefferson National with all the Phoenix Marks production materials (i.e. camera ready art) required for use by Jefferson National. In accordance with Sections 2.3 and 6.4(d), Jefferson National shall obtain the prior approval of PLIC and PHLVIC for all materials to be used by Jefferson National in connection with the marketing, sale and administration of the Phoenix Contract which contain the Phoenix Marks, including but not limited to solicitation materials, disclosure statements, account statements, enrollment materials, customer agreements, correspondence, and web pages and any material amendments thereto. Jefferson National shall not combine or allow others to combine any Phoenix Marks with any other mark or term without the prior written approval of PLIC and PHLVIC. The consent of PLIC and PHLVIC in connection with the use of the Phoenix Marks by Jefferson National shall not be construed as imposing any responsibility or liability upon PLIC or PHLVIC for the compliance of any such materials with Applicable Law, it being understood, unless otherwise provided herein, that Jefferson National shall be responsible for the compliance of such materials with all Applicable Law. The license and authorization granted by PLIC and PHLVIC to Jefferson National pursuant to this Section 6.1 shall not be assigned by Jefferson National except to the extent that this Agreement is assignable pursuant to Section 10.3. All usage of the Phoenix Marks shall inure to PLIC's and PHLVIC's benefit. For the Phoenix Contract materials it prepares or uses, Jefferson National shall ensure that the Phoenix Marks, including product and service marks used for the Phoenix Contract, appear clearly and prominently on the Phoenix

Contract materials including, without limitation, the marketing and promotional materials for the Phoenix Contract created and distributed by Jefferson National. Except as set forth in this Section 6.1, PLIC and PHLVIC each otherwise reserves all of its right, title and interest in and to the Phoenix Marks. It is expressly agreed by the Parties herein that, except as set forth in this Section 6.1, Jefferson National is not purchasing or acquiring any ownership right, title or interest in Phoenix Marks or any other intellectual property right owned by PLIC and PHLVIC. The term "Phoenix Marks" means the registered, statutory or common law trademarks, logos, service marks, trade names and other proprietary markings identified to Jefferson National by PLIC and PHLVIC from time to time as being owned by or licensed to PLIC and PHLVIC as set forth in the Style Guide. PLIC and PHLVIC may from time to time amend the list of Phoenix Marks set forth in the Style Guide, provided that PLIC and PHLVIC provide a copy of such amended schedule to Jefferson National prior to the effective date thereof. Jefferson National agrees that, upon the request of PLIC and PHLVIC, it will promptly provide PLIC and PHLVIC with copies of the materials using the Phoenix Marks.

   Section 6.2 Limitation on Use of PLIC and PHLVIC Names. No party shall use the names of PLIC, PHLVIC, or their Affiliates other than as permitted under this Agreement; provided, however, that the approval of PLIC and PHLVIC shall not be required for the use of PLIC's, PHLVIC's, or their Affiliates' names by any Party in connection with performing its duties and obligations hereunder in a manner not inconsistent with this Agreement, or exercising its rights under this Agreement to the extent provided herein, or which is required by the SEC, FINRA, any state insurance authority or any other appropriate regulatory, governmental or judicial authority or, if such party is PLIC and PHLVIC, in connection with marketing and related materials not related to the Phoenix Contract for PLIC and PHLVIC and its Affiliates.

   Section 6.3 Clearance of Third Party Intellectual Property Rights. Under the terms of this Agreement, Jefferson National will undertake the development and maintenance of a customer and partner website for the Phoenix Contract, and Jefferson National will undertake the creation, reproduction, and dissemination of marketing and promotional materials. In implementing these aspects of the Agreement, the Parties recognize the likelihood of using trademarks, service marks, logos, photographs, artwork, and textual materials that may be owned, or exclusively licensed, by others. In such cases, Jefferson National at its expense shall clear all rights for the use of any proprietary products prior to their incorporation into the web site or the marketing and promotional materials. Furthermore, the Parties will include the appropriate copyright notices and indications of trademark protection in the website and marketing materials to ensure that customers, and others with access to them, understand both their proprietary nature and the limitations on their unauthorized use.

   Section 6.4 Website Development and Maintenance.

      (a) As provided for in Section 3.1 above, Jefferson National shall develop, host and implement a customer and partner Phoenix Contract website for the offering and maintenance of the Phoenix Contract (together, the "Website"), which Website shall contain functional web pages for the Phoenix Contract that include access to account histories for both the contract holders in the Phoenix Contract and broker-dealers and investment advisers, and which shall be operational on a date mutually agreed to by the Parties. Jefferson National shall retain and own rights to the uniform resource locator ("URL") and domain name on which the

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

   Website resides; provided, however, Jefferson National shall convey its right, title and interest in and to the URL (but not Website content) to PLIC, PHLVIC or its affiliate (i) upon termination of this Agreement pursuant to Sections 9.2(ii) (but only if Jefferson National terminates), 9.2(iii), 9.2(iv) (but only if Jefferson National is the breaching party) or 9.2(vi), or (ii) if this Agreement is terminated for any reason and Jefferson National or any of its Affiliates is not providing any administrative services to the Phoenix Contracts; provided that in this case, PLIC and PHLVIC shall only use the URL for purposes of administering the Phoenix Contracts. Without obligating Jefferson National to obtain or perform any such services, to the extent Jefferson National obtains any service reports tracking the statistics of activities on the Website, Jefferson National agrees to make such reports available to PLIC and PHLVIC.

      (b) Jefferson National shall develop a single version of custom web content to fill the content sections of the Websites. To assist in the content development, Jefferson National will draw upon the existing content sections of the Monument Advisor Contract website, provided that Jefferson National shall retain all intellectual property rights with respect to such content, except as provided herein. The content section of the Website shall contain an "Investment Options" section, which shall include, if available, underlying fund fact sheets, fund prospectuses, and portfolio level fact sheets, as well as any other investment related information the Parties wish to place in the Investment section.

      (c) Jefferson National shall bear all costs associated with the development, implementation, improvement and maintenance of the Website. Jefferson National shall be responsible for securing the web development resources to develop, host and implement the Website.

      (d) In an effort to control the development costs of all content sections of the Website, Jefferson National, PLIC, and PHLVIC agree to make commercially reasonable efforts to limit the review and approval process of content materials to two "rounds" of review upon which such content materials shall be approved with no further change other than minor editorial changes.

      (e) Notwithstanding anything to the contrary, Jefferson National shall retain ultimate ownership and control of the Website, including without limitation, ownership and control of all content pages, tools, services and other aspects of the Websites in connection with the Phoenix Contract, and, subject to the conveyance described in Section 6.4(a) above, the URL and domain name on which the Website resides.

      (f) Jefferson National shall ensure that all site content on the Website complies with all applicable regulatory requirements and Jefferson National and/or JNSC, as the case may be, shall make appropriate filings relating to the Website content sections as may be required by Applicable Law.

   Section 6.5 License of Patent Rights and Technology. During the Initial Term and any Renewal Term of this Agreement or the life of any intellectual property right, whichever is shorter, JNFC and Jefferson National grant PHLVIC and PLIC a sole, paid up, royalty free license, with the right to sublicense only to PHLVIC and PLIC's Affiliates, to use their respective intellectual property, including without limitation, any and all rights under U.S. Patent

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

Application No. 11/501,719, filed on August 10, 2006, and any patent that issues therefrom, or any reissue, re-examination, division, continuation, or continuation in part thereof for the purpose of offering, selling, issuing and administering the Phoenix Contracts pursuant to the terms of this Agreement.

   Section 6.6 Post Termination License.

      (a) If Jefferson National terminates this Agreement pursuant to
   Section 9.2(ii), or if this Agreement is terminated pursuant to 9.2(iv) (but only if Jefferson National is the breaching party) or 9.2(vi), Jefferson National and JNFC shall enter into a licensing agreement on commercially reasonable terms, granting PHLVIC and PLIC a post termination license for any then valid and continuing intellectual property rights described in
   Section 6.5 above for purposes of PHLVIC's and PLIC's marketing, sale and administration of new and existing Phoenix Contracts.

      (b) If this Agreement is terminated pursuant to termination events other than those under Section 6.6(a) and as long as there are Phoenix Contracts outstanding, Jefferson National and JNFC shall enter into a licensing agreement on commercially reasonable terms, granting PHLVIC and PLIC a post termination license for any then valid and continuing intellectual property rights described in Section 6.5 above solely for purposes of PHLVIC's and PLIC's administration of the then existing Phoenix Contracts.

                                  Article VII
             Additional Reinsurance Agreement and Recapture Events
                    Under the Phoenix Reinsurance Agreement

   Section 7.1 JNL Reinsurance Agreement.

      (a) In connection with Jefferson National's issuance of the Monument Advisor Contracts, the parties hereto agree that each twelve-month period with the initial such period beginning January 1, 2010, and each following twelve-month period starting after the last day of the previous twelve-month period shall be a "Calculation Period." For purposes of this Agreement, the payment and premiums (including any renewal premiums) collected on the Monument Advisor Contracts during each Calculation Period less the sum of
   (i) the premiums (including any renewal premiums) collected on the Phoenix Contracts during such Calculation Period and (ii) $250 million shall be the "Differential Amount;" provided, however, that the renewal premium on any Monument Advisor Contract shall not be included in the calculation for any Calculation Period if such Monument Advisor Contract is already included in an existing JNL Reinsurance Agreement (as defined below). Jefferson National shall calculate the Differential Amount in good faith and communicate such amount to PHLVIC within thirty (30) days after the end of each Calculation Period. If PHLVIC disagrees with any calculation of the Differential Amount, the Parties shall resolve any dispute in good faith as promptly as practicable. If for any Calculation Period, the Differential Amount is greater than zero, Jefferson National and PHLVIC shall enter into a reinsurance agreement substantially in the form attached hereto as Exhibit B effective as of the beginning of such Calculation Period for the Monument Advisor Contracts issued during such Calculation Period (the "JNL Reinsurance Agreement").

      (b) The quota share of the Monument Advisor Contracts issued during such Calculation Period to be reinsured by PHLVIC under any JNL Reinsurance Agreement shall be a percentage equal to (i) divided by (ii), where:

          (i) shall equal the sum of (1) 25% of the Differential Amount for the Calculation Period subject to such JNL Reinsurance Agreement greater than zero but not exceeding $250 million and (2) 10% of such Differential Amount greater than $250 million, and

          (ii) shall equal the total premiums and payments collected during such Calculation Period on the Monument Advisor Contracts issued during such Calculation Period.

   Section 7.2 Recapture under the Phoenix Reinsurance Agreement.

      (a) From and after the effective date of the Phoenix Reinsurance Agreement, any of the following occurrences shall allow, but not obligate, PHLVIC to exercise the recapture remedy set forth in this Section 7.2 with respect to the PHLVIC Contracts reinsured under the Phoenix Reinsurance Agreement (individually or collectively, as the context indicates, a "Recapture Event"):

          (i) a petition for insolvency, rehabilitation, conservation, supervision, liquidation or similar proceeding is filed by or against Jefferson National or its statutory representative in any jurisdiction;

          (ii) Jefferson National has not, within 60 days of being notified of its failure to maintain any licenses or authorizations necessary to perform its obligations under the Phoenix Reinsurance Agreement and this Agreement, taken substantial steps to obtain any such necessary license or authorization, and the failure of Jefferson National to hold such license or authorization causes PHLVIC to be in violation of any Applicable Law or otherwise adversely affects PHLVIC in any material respect, or Jefferson National materially breaches this Agreement or any Ancillary Agreement (provided such material breach is not substantially cured within sixty (60) days of notice of such breach; or Jefferson National becomes subject to a criminal indictment or information or similar proceedings;

          (iii) Upon notice from Jefferson National that its authorized control level risk based capital at the end of a calendar quarter falls below 250% for two consecutive quarters (such notice shall be provided by Jefferson National within 7 days of knowledge of such event); or

          (iv) Jefferson National provides notice to PHLVIC to terminate this Agreement pursuant to Section 9.2(ii) thereof.

      (b) Upon the occurrence of a Recapture Event described in (a) above, PHLVIC shall have the right to recapture all, and not less than all, of the PHLVIC Contracts reinsured under the Phoenix Reinsurance Agreement, by providing Jefferson National with written notice of its intent to effect recapture not later than ninety (90) days of receiving notice of the occurrence of the relevant Recapture Event. PHLVIC shall give Jefferson National written notice (the "Recapture Notice") specifying
   (x) the grounds for the exercise of its remedies pursuant to this
   Section 7.2 and (y) the fact of recapture; provided that the effective date of such recapture shall be the Conversion Date (as defined below).

      (c) If PHLVIC or PLIC provides notice to terminate this Agreement pursuant to Section 9.2(ii) hereof, and within ninety (90) days of receiving such termination notice, Jefferson National provides PHLVIC notice to exercise its right pursuant to Section 9.3(c) hereof, then the Phoenix Reinsurance Agreement shall be terminated effective as of the Conversion Date.

      (d) Any recapture by PHLVIC under above clause (b) or termination of the Phoenix Reinsurance Agreement under above clause (c) or otherwise pursuant to the provisions under the Phoenix Reinsurance Agreement shall not be deemed to have been consummated until (i) PHLVIC or Jefferson National have made a final settlement in accordance with the Phoenix Reinsurance Agreement and with a termination charge as applicable, and (ii) administration of the Phoenix Contracts has been converted to PHLVIC or PLIC as applicable pursuant to Section 7.2(e). Following the consummation of the recapture of the PHLVIC Contracts or the termination of the Phoenix Reinsurance Agreement, no additional premiums, deposits or other amounts payable under or in connection with such PHLVIC Contracts shall be paid to Jefferson National under the Phoenix Reinsurance Agreement. The amount of any termination charge shall be determined and payable in accordance with the provisions set forth in the Phoenix Reinsurance Agreement.

      (e) In connection with any recapture or termination of the Phoenix Reinsurance Agreement, PHLVIC, PLIC or their designated third-party administrator shall assume the administration of the Phoenix Contracts within twelve (12) months from the date PHLVIC sent the recapture notice under Section 7.2(b) or the date either PHLVIC or Jefferson National provides notice to terminate the Phoenix Reinsurance Agreement, as applicable and the Parties agree that, notwithstanding any other provisions to the contrary, the termination or recapture, as applicable, under the Phoenix Reinsurance Agreement shall be effective on the date the administration of the Phoenix Contracts is assumed by PHLVIC and PLIC or their designated third-party administrator (the "Conversion Date"). Jefferson National shall use commercially reasonable efforts to convert the administrative services functions to PHLVIC or such designated third-party administrator as smoothly as possible during the period between the recapture notice or the termination notice, as applicable and the Conversion Date. The Parties agree to cooperate and make every reasonable effort to effectuate any such conversion or transfer and to complete a conversion or transfer as soon as reasonably practicable.

                                 Article VIII
                                   Indemnity

   Section 8.1 Jefferson National, JNSC and JNFC Indemnity to PLIC and PHLVIC and Affiliates

      (a) Each of Jefferson National, JNFC and JNSC, severally but not jointly, shall indemnify, defend and hold PLIC, PHLVIC, PEPCO, and each of their present or former

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

   directors, members, officers, employees, representatives and any of their current or former Affiliates to the extent such Affiliate(s) directly perform or performed services with respect to the Phoenix Contract (collectively, "Phoenix Indemnitees"), free and harmless from and against any and all direct losses, claims, demands, liabilities, damages, charges, payments, costs and expenses, interest and penalties (including the costs of investigating or defending any alleged losses, claims, demands, liabilities, damages, charges, payments, costs or expenses and any reasonable counsel fees incurred in connection therewith) ("Losses") which any Phoenix Indemnitee may incur under the 1933 Act, the 1934 Act, any other statute or any rule or regulation thereunder, or under any other Applicable Law or otherwise,

          (i) arising out of or based upon any untrue, or allegedly untrue, statement of a material fact contained in disclosure documents, the Phoenix Contract Marketing Materials, or other descriptive materials relating to the Phoenix Contract to the extent that such materials were prepared by Jefferson National, or JNSC, or any amendments or supplements to the foregoing, or the omission, or alleged omission, to state therein a material fact required to be stated therein or necessary to make such statement not misleading; provided, however, that Jefferson National's, JNSC's and JNFC's obligation to indemnify the Phoenix Indemnitees shall not be deemed to cover any Losses arising out of any untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with information furnished to Jefferson National, JNFC, JNSC or their counsel by PLIC, PHLVIC, or PEPCO in writing, for the purpose of and used in the preparation thereof,

          (ii) arising out of or result from the willful misfeasance, bad faith or negligence of any of Jefferson National, JNSC, their respective employees, officers, managers, directors or members in the performance of its duties, or by reason of its reckless disregard of its obligations and/or duties, under this Agreement, or

          (iii) arising out of a breach of or inaccuracy in the representation and/or warranty of Jefferson National, JNSC or JNFC or any other breach, nonfulfillment or default in the performance of any of the covenants or terms of Jefferson National, JNFC, or JNSC contained in this Agreement or any Ancillary Agreement.

      (b) Promptly after receipt by a Phoenix Indemnitee of notice of the commencement of an investigation, action, claim or proceeding, PLIC and PHLVIC shall, if a claim for indemnification in respect thereof is to be made under this section, notify Jefferson National, JNFC and JNSC (collectively, the "JNL Parties") in writing of the commencement thereof, although the failure to do so shall not prevent recovery by any Phoenix Indemnitee, unless the JNL Parties are materially prejudiced thereby. The JNL Parties shall be entitled to participate at their own expense in the defense or, if they so elect, to assume the defense of any suit brought to enforce any such investigation, action, claim or proceeding, but if JNL Parties elect to assume the defense, such defense shall be conducted by counsel chosen by the JNL Parties and approved by PLIC and PHLVIC, which approval shall not be unreasonably withheld. In the event the JNL Parties elect to assume the defense of any such suit and retain such counsel and notifies PLIC and PHLVIC of such election, the indemnified defendant or defendants in such suit shall bear the fees and expenses of any additional counsel retained by them subsequent to the receipt of the JNL Parties' election. If the JNL Parties do not elect to assume the defense of any such suit, or in case PLIC and PHLVIC does not, in the exercise of reasonable judgment, approve of counsel chosen by the JNL Parties, or in case there is a conflict of interest between any JNL Party and PLIC and PHLVIC or any Phoenix Indemnitee, the JNL Parties will reimburse the indemnified person or persons named as defendant or defendants in such suit, for the reasonable fees and expenses of any counsel retained by PLIC and PHLVIC. Any proposed settlement or other disposition of such investigation, action, claim, or proceeding must be approved by the JNL Parties (which approval shall not be unreasonably withheld) prior to finalizing any such settlement or disposition. Each JNL Party's indemnification agreement contained in this
   Section 8.1 and its representations and warranties in this Agreement shall remain operative and in full force and effect regardless of any investigation made by or on behalf of a Phoenix Indemnitee, and shall survive the delivery of any interests under the Phoenix Contract and the termination of this Agreement subject to applicable statutes of limitations. This agreement of indemnity will inure exclusively to the Phoenix Indemnitees and their estates and successors. Each JNL Party agrees promptly to notify PLIC and PHLVIC of the commencement of any litigation or proceedings against Jefferson National or any of its current or former officers, trustees, agents or Affiliates in connection with the issue and sale of any interests under the Phoenix Contract.

   Section 8.2 PLIC and PHLVIC Indemnity to Jefferson National, JNSC and Affiliates.

      (a) Each of PLIC, PHLVIC and PEPCO (the "Phoenix Party") severally but not jointly, shall indemnify, defend and hold Jefferson National, JNSC, and each of their present or former directors, members, officers, employees, representatives, and any of their present or former Affiliates to the extent such Affiliate(s) directly perform or performed services with respect to the Phoenix Contract (collectively, "Jefferson National Indemnitees"), free and harmless from and against any and all Losses which Jefferson National, and each of the other Jefferson National Indemnitees, may incur under the 1933 Act, the 1934 Act, any other statute (including state "Blue Sky" laws) or any rule or regulation thereunder, or under any other Applicable Law or otherwise,

      (i) arising out of or based upon any untrue, or allegedly untrue, statement from PLIC, PHLVIC or PEPCO as applicable of a material fact contained in disclosure documents, the Phoenix Contract Marketing Materials or the descriptive materials relating to the Phoenix Contract to the extent such materials were prepared, or accurately derived from information provided in writing for the purpose of and used in the preparation thereof, by PLIC, PHLVIC, or PEPCO, or any amendments or supplements to the foregoing, or the omission, or alleged omission, to state therein a material fact required to be stated therein or necessary to make the statement by PLIC, PHLVIC or PEPCO not misleading; provided, however, that each Phoenix Party's obligation to indemnify Jefferson National and any of the other Jefferson National Indemnitees shall not be deemed to cover any Losses arising out of any untrue statement or alleged untrue statement or omission or alleged omission made therein in reliance upon and in conformity with information furnished to the Phoenix Parties or their counsel by Jefferson National or a Jefferson National Indemnitee in writing for the purpose of and used in the preparation thereof,

      (ii) arising out of or result from the willful misfeasance, bad faith or negligence of such Phoenix Party, and its employees, officers, managers, directors, members, brokers or agents in the performance of their duties, or by reason of their reckless disregard of their obligations and/or duties, under this Agreement,

      (iii) arising out of a breach of or inaccuracy in the representation and/or warranty of such Phoenix Party or any other breach, nonfulfillment or default in the performance of any of the covenants or terms of such Phoenix Party contained in this Agreement or any Ancillary Agreement; or

      (iv) arising out of the inappropriate marketing, solicitation, or sale of a Phoenix Contract by PLIC's or PHLVIC's appointed agents.

      (b) Promptly after receipt by any Jefferson National Indemnitee of notice of the commencement of an investigation, action, claim or proceeding, Jefferson National shall, if a claim for indemnification in respect thereof is to be made under this section, notify the Phoenix Parties in writing of the commencement thereof, although the failure to do so shall not prevent recovery by Jefferson National or any Jefferson National Indemnitee, unless the relevant Phoenix Party is materially prejudiced thereby. Each Phoenix Party shall be entitled to participate at their own expense in the defense or, if they so elect, to assume the defense of any suit brought to enforce any such investigation, action, claim or proceeding, but if such Phoenix Party elects to assume the defense, such defense shall be conducted by counsel chosen by such Phoenix Party and approved by Jefferson National, which approval shall not be unreasonably withheld. In the event such Phoenix Party elects to assume the defense of any such suit and retain such counsel and notify Jefferson National of such election, the indemnified defendant or defendants in such suit shall bear the fees and expenses of any additional counsel retained by them subsequent to the receipt of such Phoenix Party's election. If the Phoenix Parties do not elect to assume the defense of any such suit, or in case Jefferson National does not, in the exercise of reasonable judgment, approve of counsel chosen by any Phoenix Party, or in case there is a conflict of interest between any Phoenix Party and Jefferson National or any Jefferson National Indemnitee, the relevant Phoenix Party will reimburse the indemnified person or persons named as defendant or defendants in such suit, for the reasonable fees and expenses of any counsel retained by Jefferson National and them. Any proposed settlement or other disposition of such investigation, action, claim, or proceeding must be approved by the relevant Phoenix Party (which approval shall not be unreasonably withheld) prior to finalizing any such settlement or disposition. The Phoenix Parties' indemnification agreement contained in this Section 8.2 and the Phoenix Parties' representations and warranties in this Agreement shall remain operative and in full force and effect regardless of any investigation made by or on behalf of Jefferson National or any of the Jefferson National Indemnitees, and shall survive the delivery of any interests under the Phoenix Contract and the termination of this Agreement subject to applicable statutes of limitations. This agreement of indemnity will inure exclusively to Jefferson National's benefit, to the benefit of each of the Jefferson National Indemnitees and their estates and successors. PLIC and PHLVIC agree promptly to notify Jefferson National of the commencement of any litigation or proceedings against the Phoenix Parties or any of their current or former officers, directors, managers, members, agents or Affiliates in connection with the issue and sale of any interests under the Phoenix Contract. PLIC and PHLVIC will require any selling broker-dealer, in the Phoenix Contract's selling agreements, to indemnify Jefferson National against losses caused by the willful misfeasance, bad faith or negligence of such selling broker-dealer and its registered representatives.

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

   Section 8.3 Limitation of Liability.

      (a) In no event shall any Party hereunder or any of such Party's Affiliates have any liability under this Agreement, any related agreement, or otherwise in connection with the transactions contemplated hereby or thereby for special, speculative, consequential, incidental, punitive, or indirect damages, except that the foregoing shall not apply to any such damages payable by and indemnified party to an unaffiliated third party.

      (b) Each indemnified party shall be obligated to use its commercially reasonable efforts to mitigate to the extent reasonably practicable the amount of any Losses for which it is entitled to seek indemnification hereunder

                                  Article IX
                                     Term

   Section 9.1 Effective Date. This Agreement shall become effective as of the date hereof (the "Effective Date"). Unless sooner terminated as provided herein, this Agreement shall continue for an initial term of five (5) years (the "Initial Term"), and unless terminated, shall automatically renew for successive one (1) year terms thereafter (each, a "Renewal Term").

   Section 9.2 Termination. This Agreement may be terminated (i) immediately without penalty upon mutual consent of all Parties; (ii) by either PLIC or PHLVIC, on the one hand, or Jefferson National, on the other hand upon giving twelve months notice prior to the end of the Initial Term or any subsequent Renewal Term, (iii) upon the termination of the Phoenix Reinsurance Agreement whether through recapture or otherwise; (iv) immediately by either Phoenix Party or JNL Party if the other Party materially breaches this Agreement or any Ancillary Agreement (provided such material breach is not substantially cured within sixty (60) days of notice of such breach; or if a petition for insolvency, rehabilitation, conservation, supervision, liquidation or similar proceeding is filed by or against such other Party or its statutory representative in any jurisdiction; or if the other Party becomes subject to a criminal indictment or information or similar proceedings; (v) by Jefferson National if PLIC or PHLVIC is downgraded by A.M. Best to a financial strength rating that is less than A-; or (vi) by either PLIC or PHLVIC, on the one hand, or Jefferson National, on the other hand upon giving twelve months notice after its change of control; provided that such twelve-month notice is given within ninety days of the change in control. For the avoidance of doubt, in the absence of recapture or termination right exercised by the Parties hereto, any termination under this Section 9.2 shall mean only a termination with respect to distribution and sale of new Phoenix Contracts under Article II hereof and to the extent any Phoenix Contracts are administered by Jefferson National despite a termination under this Section the provisions set forth in
Section 9.5(a) shall not be terminated.

   Section 9.3 Jefferson National Purchase Right. If PLIC or PHLVIC provides notice to terminate this Agreement pursuant to Section 9.2(ii), Jefferson National shall have the option to (a) accept such termination in which case the distribution and marketing of any new Phoenix Contract will terminate; or
(b) acquire the 40% quota share retained by PHLVIC under the Phoenix Reinsurance Agreement, for a purchase price determined by using the same economic principles described in Section VII.5 of the Phoenix Reinsurance Agreement; or (c) force a

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

termination of the Phoenix Reinsurance Agreement. Jefferson National shall provide written notice to PHLVIC of its intention to exercise one of its options above within ninety days of receiving PLIC's or PHLVIC's termination notice under Section 9.2(ii).

   Section 9.4 Phoenix Material Adverse Effect.

      (a) For purposes of this Agreement, a "Phoenix Material Adverse Effect" means material adverse tax, regulatory, rating or other effect on PLIC and PHLVIC (taken as a whole) resulting from the issuance of any new business under this Agreement by PLIC or PHLVIC, other than such material adverse effects resulting from a change in general economic or market conditions or matters affecting, life or annuity business generally. If a Phoenix Material Adverse Effect has occurred and is continuing, PLIC and PHLVIC may give written notice of such event to Jefferson National and in such notice, PLIC and PHLVIC may set forth a termination date for the new sales of the GMWB rider in the Phoenix Contract.

      (b) Upon receiving such notice from PLIC and PHLVIC, Jefferson National shall choose to either (i) terminate the Phoenix Reinsurance Agreement with respect to new business and terminate distribution and marketing of any Phoenix Contract under this Agreement within thirty (30) days of receiving such notice; provided that upon such termination, PHLVIC and PLIC shall pay to Jefferson National $1,000,000 on the effective date of the termination with respect to new business, or (ii) elect to continue new business without the GMWB rider in the Phoenix Contract and amend the Phoenix Reinsurance Agreement and this Agreement to change the reinsurance quota share percentage under the Phoenix Reinsurance Agreement from 60% to 90% within thirty (30) days of receiving such notice; provided that the expense allowance payable by PHLVIC under the Phoenix Reinsurance Agreement and the fees payable by PLIC under Section 1.11(a) shall be correspondingly adjusted to reflect such change in the reinsurance quota share and PHLVIC and PLIC shall also pay to Jefferson National $1,000,000 upon the effectiveness of such amendment.

   Section 9.5 Survival of Provisions.

      (a) The Parties hereto agree that if this Agreement is terminated under
   Section 9.2 or 9.4 but as long as the Phoenix Reinsurance Agreement is still in effect, the provisions of this Agreement set forth in Articles I, III, IV, V, VI (except for Section 6.5), VII (except for Section 7.1), VIII and X and Sections 9.2(i), (iii), (iv) and 9.5 shall survive the termination of this Agreement and Jefferson National shall retain all right, title and interest in and to the Jefferson National Marketing Materials upon termination of this Agreement.

      (b) The Parties hereto further agree that if both this Agreement and the Phoenix Reinsurance Agreement are terminated and all PHLVIC Contracts have been recaptured, the provisions of this Agreement set forth in Sections 1.12, 6.6, Articles VIII and X and Section 9.5 shall nevertheless survive such termination and Jefferson National shall retain all right, title and interest in and to the Jefferson National Marketing Materials upon termination of this Agreement.

                                   Article X
                                 Miscellaneous

   Section 10.1 Confidentiality.

      (a) PLIC, PHLVIC, and PEPCO agree on behalf of themselves, their officers, directors, members, employees and representatives, to treat confidentially and as proprietary information, information relating to the Phoenix Contract, the contract holders therein and the accounts thereof, Jefferson National and JNSC and their activities, and not to use such information for any purpose other than performance of their responsibilities and duties under this Agreement or as otherwise approved by Jefferson National in writing.

      (b) Jefferson National and JNSC agree on behalf of themselves, their officers, directors, members, employees and representatives, to treat confidentially and as proprietary information, information relating to the Phoenix Contract, the contract holders therein and the accounts thereof, PLIC, PHLVIC, and PEPCO and their Affiliates, and their activities, acquired in the course of negotiating and performing this Agreement, and not to use such information for any purpose other than performance of their responsibilities and duties under this Agreement or as otherwise approved by PLIC and PHLVIC in writing.

      (c) Each Party agrees that, in furtherance of the purpose of this
   Section 10.1, it will hold and ensure that its employees and agents, its Affiliates and employees and agents of such Affiliates will hold the information referenced herein in strict confidence, (ii) not give, sell or disclose such information to its Affiliates or any other third party for any purposes whatsoever other than as required for the provision of services as contemplated by this Agreement, and (iii) advise each of its employees who may be exposed to such information to keep such information confidential. It is understood that in the event of a breach of this Section 10.1, damages may not be an adequate remedy, and the other Party shall be entitled to remedies including, but not limited to injunctive relief to restrain any breach, threatened or actual, pending the outcome of any litigation, arbitration or mediation.

      (d) In the case of any request or demand for the inspection or disclosure of such information by another party, the Party receiving such inspection or disclosure request shall notify such other Party with respect to whose information such inspection or disclosure request was made, instructions as to permitting or refusing such inspection or disclosure; provided, however, a Party may permit the inspection or make such disclosures without the approval of the other Party to any person in any case where it is advised by its counsel that it would be exposed to potential liability, loss or damage resulting from or relating to the failure to do so (the costs of counsel in considering the matter to be borne by such disclosing Party). Notwithstanding anything in this Section 10.1 to the contrary, a Party may disclose that any other Party has instructed it not to permit the inspection or make the disclosures or otherwise limited or restricted its ability to do so, as the case may be. Records and information which have become known to the public through no wrongful act of any person or entity, and information which was already legally in the possession of any party prior to receipt thereof, shall not be subject to this Section 10.1.

      (e) Notwithstanding any provision of this Section 10.1 to the contrary, each Party agrees not to use or disclose nonpublic personal information of customers and consumers of the Phoenix Contract for any purpose other than performance of its responsibilities and duties under this Agreement or as required or permitted by Applicable Law. Each Party agrees to comply with all federal and state privacy laws applicable to such party, including, to the extent applicable, Title V of the Gramm-Leach-Bliley Act ("GLBA") and any implementing rules, regulations and authoritative guidelines of any applicable regulatory agency thereunder.

   Section 10.2 Relationship of Parties. Nothing herein shall constitute Jefferson National, JNSC, or either of their agents, officers, or employees as agents, officers, or employees of PLIC, PHLVIC, or PEPCO. Nor shall anything herein constitute PLIC, PHLVIC, PEPCO, or any of their agents, officers, or employees as agents, officers, or employees of Jefferson National or JNSC. Jefferson National and JNSC shall have no authority and will not represent themselves as having any authority with respect to PLIC, PHLVIC, or PEPCO, nor shall PLIC, PHLVIC, or PEPCO have any authority or represent themselves as having any authority with respect to Jefferson or JNSC, other than as is specifically set forth in this Agreement. Each Party is responsible for its own conduct, for the employment, control and conduct of its brokers, agents and employees and for injury to such brokers, agents or employees or to others through its brokers, agents or employees. Each Party assumes full responsibility for its brokers, agents, employees, officers, directors, members, representatives, Affiliates, and any third party vendors retained by such Party in the performance of its duties and obligations under this Agreement, and for its own compliance and the compliance of each of its brokers, agents, employees, officers, directors, members, representatives, Affiliates, and vendors with all Applicable Laws.

   Section 10.3 Agreement Not Assignable. Without the prior written consent of the other Party hereto, no Party may assign this Agreement to any other person; provided, however, that, upon not less than thirty (30) days prior written notice, a Party may assign this Agreement in whole, but not in part, to an Affiliate if, in any such case, said Affiliate shall either automatically by operation of law or expressly in writing assume all obligations of the assigning Party as fully as if it had originally been a Party hereto; and provided further that such Affiliate must possess all necessary ability, power and authority and financial and other resources for it to perform fully all of the assigning Party's duties and obligations under this Agreement. Any assignment in violation of this Section 10.3 shall be null and void. Subject to the foregoing, this Agreement shall be binding upon, and shall inure to the benefit of, the legal successors and assigns of the respective Parties hereto, including, without limitation, any assignment by merger, operation of law, consolidation, asset transfer, or otherwise.

   Section 10.4 Use of Third Party Service Providers. Subject to the terms of this Agreement, each Party may utilize the services of any third party in fulfilling its obligations under this Agreement; provided, however, that in such event, the Party utilizing the services of a third party shall enter into a contractual arrangement with such third party that prohibits the third party from disclosing or using any information obtained by it for any purpose other than to carry out the purposes of this Agreement; and further provided that the Party retaining and such third party shall remain responsible for such obligations and be fully responsible for any acts or omissions of such third party.

   Section 10.5 Waiver and Amendment. Except as otherwise specifically provided herein, this Agreement may only be amended by the written consent of the Parties hereto. The terms of this Agreement shall not be waived, altered, modified, amended or supplemented in any manner whatsoever except by a written instrument signed by the Party waiving its rights.

   Section 10.6 Governing Law. This Agreement shall be governed by the law of state of New York, without giving effect to the principles of conflicts of laws thereof.

   Section 10.7 Entire Agreement and Severability. This Agreement (including the Ancillary Agreements, the other agreements contemplated hereby and thereby, and the Exhibits hereto and thereto) contains the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law or if determined by a court of competent jurisdiction to be unenforceable, and if the rights or obligations of the Parties under this Agreement will not be materially and adversely affected thereby, such provision shall be fully severable, and this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

   Section 10.8 Notice. Any notice required or to be permitted to be given by either Party to the other shall be in writing and shall be deemed given upon delivery if delivered personally, upon telephonic or electronic confirmation of transmission if sent by facsimile or email, upon the third Business Day after mailing is sent by registered or certified mail, postage prepaid, and upon receipt if sent by messenger or courier, as follows:

   Notice to PLIC, PHLVIC, and PEPCO shall be sent to:

       General Counsel
       The Phoenix Companies
       Attn: Tracy Rich
       One American Row
       PO Box 5056
       Hartford, CT 06102-5056
       Facsimile: 860-403-7203

   with a copy, which shall not constitute notice, to:

       Ms. Gina O'Connell
       Senior Vice President
       The Phoenix Companies
       One American Row
       PO Box 5056
       Hartford, CT 06102-5056
       Facsimile: 860-403-7203

   Notice to Jefferson National, JNFC and JNSC shall be sent to:

       Jefferson National Financial Corp.
       435 Hudson Street, 2/nd/ Floor
       New York, New York 10014
       Attn: Larry Greenberg
       Facsimile: 212-741-9322

   with a copy, which shall not constitute notice, to:

       Jefferson National Financial Corp.
       9920 Corporate Campus Drive, Suite 1000
       Louisville, Kentucky 40223
       Attn: Craig Hawley
       Facsimile: 502-213-2970

   Section 10.9 Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

      (a) "Ancillary Agreements" shall mean collectively, the Phoenix Reinsurance Agreement and the JNL Reinsurance Agreement.

      (b) "Applicable Law" means any domestic or foreign federal, state or local statute, law, ordinance or code, or any written rules, regulations or regulatory interpretations issued by any Governmental Authority pursuant to any of the foregoing, and any order, writ, injunction, directive, judgment or decree of a court of competent jurisdiction applicable to the Parties hereto.

      (c) "Governmental Authority" means any court, administrative or regulatory agency or commission, or other federal, state or local governmental authority or instrumentality, or FINRA or national securities exchanges.

   Section 10.10 Execution and Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original agreement but such counterparts shall together constitute one and the same instrument.

   Section 10.11 Captions. The captions of this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise effect their construction or effect.

   Section 10.12 Submission to Jurisdiction. Each of the Parties hereby
(i) irrevocably submits to the jurisdiction of the state courts of, and the federal courts located in, the state of New York for the purpose of enforcing the award or decision in any such proceeding and to the sole and exclusive jurisdiction of such courts for the purpose of receiving injunctive relief,
(ii) waives, and agrees not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court, and (iii) waives and agrees not to seek any review by any court of any other jurisdiction which may be called upon to grant an enforcement of the judgment of any such court. Each of the parties hereto hereby consents to service of process by registered mail at the address to which notices are to be given. Each Party hereby agrees that its submission to jurisdiction and its consent to service of process by mail are made for the express benefit of the other parties hereto. Final judgment against any party hereto in any such action, suit or proceeding may be enforced in other jurisdictions by suit, action or proceeding on the judgment, or in any other manner provided by or pursuant to the laws of such other jurisdiction; provided, however, that any party hereto may at its option bring suit, or institute other judicial proceeding for such purpose, in any state or federal court of the United States or of any country or place where the other party or its assets, may be found.

   Section 10.13 Force Majeure. The Parties hereto shall not be liable for any failure or delay in the performance of their respective obligations (other than payment obligations) under this Agreement to the extent such failure or delay both:

      (a) is caused by any of the following: acts of war, terrorism, civil riots or rebellions, quarantines, embargoes and other similar unusual governmental action, extraordinary elements of nature or nature or acts of God; and

      (b) could not have been prevented by the non-performing Party's reasonable precautions or commercially accepted processes, or could not reasonably be circumvented by the non-performing Party through the use of substitute services, alternate sources, work around plans or other reasonable means.

      (c) Events meeting both of the criteria set forth in Section 10.13(a) and 10.13(b) are referred to individually and collectively as "Force Majeure Events." The Parties expressly acknowledge that Force Majeure Events do not include vandalism, the regulatory acts of governmental authorities, or labor strikes, or the non-performance by third-parties or Subcontractors relied on for the delivery of the services to be provided hereunder, unless such failure or non-performance by a third party or subcontractor is itself caused by a Force Majeure Event.

      (d) Upon the occurrence of a Force Majeure Event, the non-performing Party shall be excused from any further performance of the affected obligation(s) for so long as such circumstances prevail, provided that such party continues to attempt to recommence performance to the greatest extent possible without delay.

      (e) Notwithstanding any other provision of this Section, a Force Majeure Event that results in failure or substantial delay of the performance by a Party of its obligations under this Agreement shall obligate such party, if appropriate, to implement its disaster recovery plan within the time periods described therein.

      (f) If a Force Majeure Event causes a material failure or delay in the performance of any obligation by Jefferson National, JNSC, or JNFC under this Agreement for more than thirty (30) consecutive days, at the request of PHLVIC and PLIC, Jefferson National shall cooperate with PHLVIC and PLIC in good faith to transition the administrative services of the Phoenix Contracts to a third party service provider at a fee arrangement as mutually agreed to by the Parties in good faith.

   IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by a duly authorized officer as of the day and year first above written.

JEFFERSON NATIONAL LIFE INSURANCE        JEFFERSON NATIONAL SECURITIES
COMPANY                                  CORPORATION

/s/ Laurence P. Greenberg                /s/ Craig A. Hawley
---------------------------------------  --------------------------------------
[Name] Laurence P. Greenberg             [Name] Craig A. Hawley
[Title] President & CEO                  [Title] President, General Counsel &
                                         Secretary

JEFFERSON NATIONAL FINANCIAL CORP.       PHL VARIABLE INSURANCE COMPANY

/s/ Laurence P. Greenberg                /s/ Gina Collopy O'Connell
---------------------------------------  --------------------------------------
[[Name] Laurence P. Greenberg]           [Name] Gina Collopy O'Connell
[[Title] President & CEO]                [Title] Senior Vice President

PHOENIX EQUITY PLANNING CORPORATION      PHOENIX LIFE INSURANCE COMPANY

/s/ John H. Beers (SEAL)                 /s/ Gina Collopy O'Connell
---------------------------------------  --------------------------------------
[Name] John H. Beers                     [Name] Gina Collopy O'Connell
[Title] Vice President and Secretary     [Title] Senior Vice President

                                   EXHIBIT A
                         PHOENIX REINSURANCE AGREEMENT

                                   EXHIBIT B
                           JNL REINSURANCE AGREEMENT

                                Schedule 2.2(a)
                              Distribution Firms

Firm                           Annuity Contact       Phone#     Advisory Contact       Phone#
----                         -------------------  ------------ -------------------  ------------
LPL                          Kevin Hogan          800-877-7210 Kevin Hogan          800-877-7210

AGE/Wachovia                 Bob Vorlop                        Bob Vorlop

Janney Montgomery Scott      Bob Richards         215-665-6210 Sarah Hoffman        215-665-6000
                                                                                    x6052

Raymond James                Scott Stolz          727-567-5433

Securities America           Tom Cross            800-747-6111 Dennis King          402-399-9111
                             JNF had discussions
                             with Rich Bastman
                             x2881

RBC Dain Rauscher            Tom Nicoski          612-371-7817 I've heard Ann
                                                               Senne 612.371.7912

Merrill Lynch

UBS

Morgan Stanley

                                Schedule 3.7(c)
                                   Data Feed

Monthly --

Monthly accounting direct and ceded entries (Greenbook/Bluebook monthly summary)

Monthly Balance Sheet rec support (cash receipts, cash disbursements, bank recs, among others)

Monthly Separate Account Transfer reconciliation and Due to/Due from Sep account reconciliation

Monthly Reserve file

Quarterly --

Quarterly state reporting (Sch T, State Page info)

Annually --

Yearly Separate Account financials (split for PLIC and PHLVIC VA monument Sep accounts, if applicable)

Yearly Sch D, Sch T

Other STAT filing requirements, as needed (Phoenix Valleyforge has Exh of Life ins, Exh 1, 8, 9, 10 and 11, analysis of inc in reserves)